UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

June 10, 2020

Date of Report (Date of earliest event reported)

Forte Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38052	26-1243872
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1124 W Carson Street MRL Building 3-320 Torrance, California	90502
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 618-6994

Tocagen Inc.

4445 Eastgate Mall, Suite 200

San Diego, California 92121

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	FBRX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company    ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☒

Item 1.02. Termination of a Material Definitive Agreement.

On June 10, 2020, Tocagen Inc. (the “Company”) entered into an Agreement for Termination of Lease and Voluntary Surrender of Premises (the “Termination Agreement”) with ARE-SD Region No. 61, LLC (“Landlord”) providing for the termination of that certain Lease by and between the Company and Landlord, dated December 21, 2017, as amended, with respect to approximately 17,669 rentable square feet located at 4242 Campus Point Court, San Diego, California (the “Lease”). The Company no longer maintains operations at the real property subject to the Lease. Pursuant to the Termination Agreement, the parties agreed to terminate the Lease, effective (i) June 30, 2021 (the “Outside Termination Date”) or (ii) such earlier date that Landlord elects in writing with 30 days notice to terminate the Lease term (such earlier date, the “Termination Date”). The term of the Lease was scheduled to expire on June 30, 2026. The Company agreed to pay an early termination fee to Landlord in consideration of Landlord’s entry into the Termination Agreement in an amount of $1.5 million. Pursuant to the Termination Agreement, the Landlord is providing full rent and operating expense abatement commencing on July 1, 2020 until either the Termination Date or the Outside Termination Date, whichever is earlier.

The foregoing description of the Termination Agreement is not complete and is qualified in its entirety by reference to the Termination Agreement, a copy of which is filed as Exhibit 10.1 to this report and incorporated herein by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On June 15, 2020, the Company completed its business combination with Forte Biosciences, Inc., which changed its name in connection with the transaction to “Forte Subsidiary, Inc.” (“Forte”), in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated February 19, 2020, as amended by that certain amendment dated May 11, 2020, by and among the Company, Telluride Merger Sub, Inc. (“Merger Sub”), and Forte (the “Merger Agreement”), pursuant to which Merger Sub merged with and into Forte, with Forte surviving as a wholly owned subsidiary of the Company (the “Merger”).

Also, on June 15, 2020, in connection with and immediately prior to the effective time of the Merger (the “Effective Time”), the Company effected a reverse stock split of the Company’s common stock, par value $0.001 per share (“Common Stock”), at a ratio of fifteen-for-one (the “Reverse Stock Split”), and changed its name from “Tocagen Inc.” to “Forte Biosciences, Inc.” (the “Name Change”). Following the completion of the Merger, the business conducted by the Company became primarily the business conducted by Forte, a clinical-stage biopharmaceutical company focused on advancing Forte’s clinical program and developing a live biotherapeutic for the treatment of inflammatory skin diseases, particularly for pediatric atopic dermatitis patients for which there is currently a significant unmet need for safe and effective therapies.

Under the terms of the Merger Agreement, the Company issued shares of its Common Stock to Forte’s stockholders, at an exchange ratio of 3.1624 shares of Common Stock (prior to taking into account the Reverse Stock Split), in exchange for each share of Forte’s capital stock outstanding as of the Effective

Time. The Company also assumed all of the stock options issued and outstanding under the Forte 2018 Equity Incentive Plan, as amended, (the “Forte Plan”) and issued and outstanding warrants of Forte, with such stock options and warrants henceforth representing the right to purchase a number of shares of Common Stock equal to 3.1624 multiplied by the number of shares of Forte’s common stock previously represented by such stock options and warrants, as applicable, prior to taking into account the Reverse Stock Split.

Immediately following the Effective Time, there were approximately 10,799,611 million shares of Common Stock outstanding (post Reverse Stock Split). Immediately following the Effective Time, the former Forte stockholders owned approximately 84.7% of the outstanding shares of Common Stock, and the Company’s stockholders immediately prior to the Merger, whose shares of Common Stock remain outstanding after the Merger, owned approximately 15.3% of the outstanding shares of Common Stock.

The issuance of the shares of Common Stock to the former stockholders of Forte was registered with the U.S. Securities and Exchange Commission (the “SEC”) on a Registration Statement on Form S-4 (Reg. No. 333-237371) (the “Registration Statement”). The issuance of the shares of Common Stock to holders of stock options issued, or to be issued, under the Forte 2018 Equity Incentive Plan will be registered with the SEC on a Registration Statement on Form S-8.

The Common Stock, which was previously listed on The Nasdaq Stock Market LLC (“Nasdaq”) and traded through the close of business on June 15, 2020, under the ticker symbol “TOCA,” will commence trading on Nasdaq under the ticker symbol “FBRX” on June 16, 2020. The shares previously traded on The Nasdaq Global Select Market but will begin trading on The Nasdaq Capital Market as of June 16, 2020. The Common Stock has a new CUSIP number, 34962G109.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement that was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 20, 2020, and the full text of the amendment that was filed as Exhibit 2.2 of the Registration Statement and incorporated herein by reference.

Item 3.03. Material Modification to Rights of Security Holders.

To the extent required by Item 3.03 of Form 8-K, the information contained in Item 2.01 of this Current Report on Form 8-K is incorporated by reference herein.

As previously disclosed, at a special meeting of the Company’s stockholders held on June 12, 2020 (the “Special Meeting”), the Company’s stockholders approved the Reverse Stock Split.

On June 15, 2020, in connection with the Merger and effective at 4:01 p.m. Eastern Time, immediately prior to the Effective Time, the Company amended its amended and restated certificate of incorporation to effect the Reverse Stock Split and the Name Change. As of the opening of trading on Nasdaq on June 16, 2020, the Common Stock will begin to trade on a Reverse Stock Split-adjusted basis.

As a result of the Reverse Stock Split, the number of issued and outstanding shares of Common Stock immediately prior to the Reverse Stock Split was reduced into a smaller number of shares, such that every fifteen shares of Common Stock held by a stockholder immediately prior to the Reverse Stock Split were combined and reclassified into one share of Common Stock after the Reverse Stock Split. Immediately following the Reverse Stock Split and the Merger, there were approximately 10,799,611 shares of Common Stock outstanding.

No fractional shares were issued in connection with the Reverse Stock Split. In accordance with the certificate of amendment to the amended and restated certificate of incorporation of the Company, any fractional shares resulting from the Reverse Stock Split were rounded down to the nearest whole number and each stockholder who would otherwise be entitled to a fraction of a share of Common Stock upon the consummation of the Reverse Stock Split (after aggregating all fractions of a share to which such stockholder would otherwise be entitled) shall, in lieu thereof, be entitled to receive a cash payment in an amount equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing sales price of a share of Common Stock (as adjusted to give effect to the Reverse Stock Split) as reported on Nasdaq on June 15, 2020, the date the certificate of amendment was filed with the Secretary of State of the State of Delaware.

In accordance with the certificate of amendment to the amended and restated certificate of incorporation of the Company, no corresponding adjustment was made with respect to the Company’s authorized Common Stock or Preferred Stock. The Reverse Stock Split has no effect on the par value of Common Stock or Preferred Stock of the Company. Immediately after the Reverse Stock Split, prior to giving effect to the Merger, each stockholder’s percentage ownership interest in the Company and proportional voting power remained unchanged, other than as a result of the rounding to eliminate fractional shares, as described in the preceding paragraph. The rights and privileges of the holders of shares of Common Stock will be unaffected by the Reverse Stock Split.

The foregoing descriptions of the certificate of amendment to the amended and restated certificate of incorporation of the Company are not complete and are subject to and qualified in their entirety by reference to such certificate of amendment to the amended and restated certificate of incorporation, a copy of which is attached as Exhibit 3.1 hereto and is incorporated herein by reference.

Item 5.01. Changes in Control of Registrant.

The information set forth in Item 2.01 of this Current Report on Form 8-K is incorporated by reference into this Item 5.01.

Pursuant to the Merger Agreement, each of the directors of the Company who would not be continuing as directors after the completion of the Merger resigned from the Board of Directors of the Company (the “Board”) and any respective committees of the Board to which they belonged as of the closing of the Merger. In connection with the Merger, the size of the Board post-Merger was set at a total of six directors. Pursuant to the terms of the Merger Agreement, one of such directors was designated by the Company pre-Merger and five of such directors were designated by Forte.

In accordance with the Merger Agreement, on June 15, 2020, immediately prior to the effective time of the Merger, Martin J. Duvall, Franklin Berger, Faheem Hasnain, Paul Schimmel, PhD, David R. Parkinson, MD, and Lori Kunkel, MD resigned from the Board and any respective committees of the Board to which they belonged.

Following such resignations and effective as of the effective time of the Merger, the following individuals were appointed to the following classes of the Board, to serve until the next annual meeting of stockholders at which the members of such director’s class are to stand for election (subject to the Company’s amended and restated bylaws) or until such director’s earlier death, resignation or removal or until such director’s successor is duly elected and qualified:

Director	Class
Paul A. Wagner, Ph.D. (Chair)	Class III
Thomas E. Darcy	Class I
Lawrence Eichenfield, M.D.	Class III
Steven Kornfeld	Class II
Patricia Walker, M.D., Ph.D.	Class II
Donald A. Williams	Class I

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Pursuant to the Merger Agreement, on June 15, 2020, effective as of the Effective Time, Martin J. Duvall, Franklin Berger, Faheem Hasnain, Paul Schimmel, PhD, David R. Parkinson, MD, and Lori Kunkel, MD resigned from the Board and any respective committees of the Board on which they served, which resignations were not the result of any disagreements with the Company relating to the Company’s operations, policies or practices.

Termination of Executive Officers

Also, pursuant to the Merger Agreement, on June 15, 2020, effective as of the Effective Time, the Company terminated the employment of Martin J. Duvall, the Company’s Chief Executive Officer, and Mark G. Foletta, the Company’s Chief Financial Officer. In connection with the termination of the employment, such officers resigned from all of the positions they held with the Company and its subsidiaries.

Appointment of Officers

Effective as of the Effective Time, the Board appointed Paul A. Wagner, Ph.D., as the Company’s Chief Executive Officer, President and Chairman of the Board and Antony Riley as the Company’s Chief Financial Officer. There are no family relationships among any of the Company’s directors and executive officers.

Paul A. Wagner, Ph.D.

Dr. Wagner founded Forte, has served as President and Chief Executive Officer of Forte since 2018, and has served as a member of Forte’s board of directors since 2017. In 2017, Dr. Wagner was the Head of Corporate Strategy and Development at CANBridge Life Sciences. From 2014 to 2017, Dr. Wagner was the Chief Financial Officer of Pfenex Inc., a biotechnology company. From 2006 to 2014, Dr. Wagner held the positions of Director and Portfolio Manager/Sr. Equity Analyst with Allianz Global Investors, an investment manager where he was responsible for biotechnology and pharmaceutical investments. Prior to that, Dr. Wagner was the Head of Development Licensing at PDL BioPharma, a biopharmaceutical company from 2005 until 2006. Prior to PDL BioPharma, Dr. Wagner held the position of Vice President at Lehman Brothers, a financial services firm, starting in 1999 until 2005. Dr. Wagner received a B.S. from the University of Wisconsin and a Ph.D. in Chemistry from the California Institute of Technology. Dr. Wagner is also a CFA charter holder.

Antony A. Riley

Mr. Riley has served as Forte’s Chief Financial Officer since March 2020. Prior to joining Forte, Mr. Riley was Chief Financial Officer of Krystal Biotech, Inc., a biotechnology company, from September 2017 to February 2020. Previously, Mr. Riley was a founding partner of the CFO Network LLC, a consulting firm, since 2002, and was Acting Chief Financial Officer at Avanex Corporation and

Corporate Controller at Kosan Biosciences Inc. He also served in numerous capacities at Troy Chemical Corporation from 1997 to 2000. He received a B.Sc. (Honors) from the University of Bristol (England) and an M.B.A. (Honors) from the University of Chicago, Booth School of Business.

Agreements with Dr. Wagner and Mr. Riley

Forte has entered into offer letters with each of Dr. Wagner and Mr. Riley (the “Offer Letters”), which are continuing in effect following the closing of the Merger. The Offer Letters supersede all other or prior agreements with respect to Forte’s named executive officers’ employment terms. Employment under the Offer Letters is at will and may be terminated at any time by Forte or by the applicable officer. Pursuant to the Offer Letters, each officer is entitled to: (i) an annual base salary, currently $540,000 in the case of Dr. Wagner, and $340,000 in the case of Mr. Riley, and (ii) a discretionary annual bonus, 50% of his annual base salary in the case of Dr. Wagner and 35% of his annual base salary in the case of Mr. Riley, based on achievement of performance objectives to be determined by the Board. If either officer’s employment is terminated without cause (other than due to his death or disability) or if the officer resigns for good reason at any time, then the officer is entitled to receive (A) continuing payments of base salary at the rate in effect at the time of termination, less applicable withholdings, for a period following his employment termination date of 12 months in the case of Dr. Wagner and 9 months in the case of Mr. Riley, (B) reimbursement for the cost of continuation of health coverage for him and his eligible dependents pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), until the earlier of (1) following termination of his employment, for 12 months in the case of Dr. Wagner and 9 months in the case of Mr. Riley or (2) the date he and his eligible dependents are no longer eligible for COBRA, and (C) if the termination of his employment occurs on or within 12 months following a “change of control” (as defined in the Forte Plan), vesting acceleration of 100% of any outstanding stock options. The foregoing benefits are conditioned upon Dr. Wagner or Mr. Riley, as applicable, signing and not revoking a release of claims within 60 days following his employment termination date. The foregoing description of the Offer Letters does not purport to be complete and is qualified in its entirety by reference to the full text of the Offer Letters that were filed as Exhibits 10.21 and 10.22 to the Company’s Amendment No. 1 to Registration Statement on Form S-4, filed with the SEC on April 27, 2020, and incorporated herein by reference.

(d) The information set forth in Item 5.01 of this Current Report on Form 8-K with respect to the appointment of directors to the Company’s board of directors pursuant to and in accordance with the Merger Agreement is incorporated by reference into this Item 5.02(d). Each of Paul A. Wagner, Ph.D., Thomas E. Darcy, Lawrence Eichenfield, M.D., Steven Kornfeld, Patricia Walker, M.D., Ph.D., and Donald A. Williams entered into the Company’s standard form of indemnification agreement with the Company on June 15, 2020, the form of which is incorporated by reference to Exhibit 10.1 of the Company’s Registration Statement on Form S-1 (File No. 333-216574), as amended, originally filed on March 9, 2017.

Audit Committee

Effective as of the Effective Time, Donald A. Williams, Steven Kornfeld and Thomas E. Darcy were appointed to the audit committee of the Board, and Mr. Williams was appointed as the chairman of the audit committee.

Compensation Committee

Effective as of the Effective Time, Steven Kornfeld, Patricia Walker, M.D., Ph.D. and Lawrence Eichenfield, M.D. were appointed to the compensation committee of the Board, and Mr. Kornfeld was appointed as the chairman of the compensation committee.

Nominating and Corporate Governance Committee

Effective as of the Effective Time, Patricia Walker, M.D., Ph.D. and Lawrence Eichenfield, M.D. were appointed to the nominating and corporate governance committee of the Board, and Dr. Walker was appointed as the chairman of the nominating and corporate governance committee.

Lawrence Eichenfield, M.D., Director

Dr. Eichenfield is chief of pediatric and adolescent dermatology at Rady Children’s Hospital-San Diego, as well as vice chair of the Department of Dermatology and a professor of dermatology and pediatrics at UC San Diego School of Medicine. Dr. Eichenfield is past president of the Society for Pediatric Dermatology, has served on the board of the American Academy of Dermatology, and served as chair for the 69th Annual Meeting of the American Academy of Dermatology. He is also a founding board member of the American Acne & Rosacea Society and is a founder and past co-chair of the Pediatric Dermatology Research Alliance, a collaborative research network. Dr. Eichenfield earned his medical degree from Mount Sinai School of Medicine in New York, was a pediatric resident and chief resident at Children’s Hospital of Philadelphia, and completed dermatology training at the hospital of the University of Pennsylvania. He is board certified in pediatrics, dermatology and pediatric dermatology. He has been honored as a member of the Alpha Omega Alpha Honor Society during medical school, and as a recipient of the Benjamin Ritter Award at Children’s Hospital of Philadelphia and excellence in teaching awards from UC San Diego Pediatrics, UC San Diego Dermatology and Rady Children’s Hospital-San Diego.

Steven Kornfeld

Mr. Kornfeld is joining the board of directors of the combined company upon the closing of the Merger. Mr. Kornfeld was previously a Vice President, Portfolio Manager, Research Analyst and Health Care Sector Team Leader for Franklin Templeton Investments from 2001 until his retirement in February 2020, and was a Co-Manager of the Franklin Biotechnology Discovery Fund since 2015. Mr. Kornfeld had previously served as a Lead and Co-Manager on several portfolios at Franklin including the Franklin Focused Core Equity Fund and a predecessor to the Franklin Growth Fund. Mr. Kornfeld received an M.B.A. from Northwestern University’s Kellogg Graduate School of Management and a bachelor’s degree from the Wharton School of Business at the University of Pennsylvania. Mr. Kornfeld is also a CFA charter holder.

Patricia Walker, M.D., Ph.D.

Dr. Walker is joining the board of directors of the combined company upon the closing of the Merger. Since 2006, Dr. Walker has operated a consulting company, Walker Consulting, through which she consults with multiple pharmaceutical companies, and a dermatology practice, Walker Dermatology, as a solo practitioner. Dr. Walker also served as President and Chief Scientific Officer of Brickell Biotech, Inc. a pharmaceutical company, from June 2015 to November 2018. In addition, Dr. Walker previously served in multiple roles at Kythera Biopharmaceuticals, a biopharmaceutical company, from 2008 to 2015, including Chief Medical Officer, and in multiple roles at Allergan plc, a pharmaceutical company, from 1997 to 2004 and 2006 to 2007, including Executive Vice President and Chief Scientific Officer, and was Executive Vice President and Chief Scientific Officer at Inamed Corporation, a healthcare products manufacturer, from 2004 to 2006. Dr. Walker is currently a supervisory board member of Merz Pharma, a pharmaceutical company. Dr. Walker received a M.D. and Ph.D. from the University of Iowa College of Medicine and a B.S. from the University of Iowa.

Donald A. Williams

Mr. Williams is joining the board of directors of the combined company upon the closing of the Merger. Mr. Williams is a veteran of the public accounting industry for over three decades, having spent 18 years as a Partner with Ernst & Young LLP, and seven years as a Partner with Grant Thornton LLP. Mr. Williams’ career focused on private and public companies in the technology and life sciences sectors. During his time at Grant Thornton from 2007 to 2014, he served as the national leader of Grant Thornton’s life sciences practice and the managing partner of the San Diego Office. He was the lead partner for both Ernst & Young and Grant Thornton on multiple initial public offerings, secondary offerings, private and public debt financings, as well as numerous mergers and acquisitions. From 2001 to 2014, Mr. Williams served on the Board of Directors and is past President and Chairman of the San Diego Venture Group. Mr. Williams also serves as a director of Alphatec Holdings, Inc. (Nasdaq: ATEC), Akari Therapeutics Plc (Nasdaq: ARTX), ImpediMed Ltd (ASX: IPD), and Leading Biosciences (private). Mr. Williams earned a B.S. degree from Southern Illinois University.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

To the extent required by Item 5.03 of Form 8-K, the information contained in Item 2.01 and Item 3.03 of this Current Report on Form 8-K is incorporated by reference herein.

Commencing on June 16, 2020, the Company expects the trading symbol for its Common Stock, which is currently listed on Nasdaq, to change from TOCA to FBRX. The change in trading symbol is related solely to the Name Change.

Item 8.01 Other Events.

On May 26, 2020, Forte entered into a second amendment (the “DHHS Amendment”) to the License Agreement, dated December 10, 2017, by and between Forte and the U.S. Department of Health and Human Services, as represented by the National Institute of Allergy and Infectious Diseases, as previously amended (the “DHHS Agreement”). Pursuant to the terms of the DHHS Amendment, the DHHS Amendment amends the DHHS Agreement to reduce the royalty rate under the DHHS Agreement to within the range of 5% to 10% based on net sales, reduce the aggregate “benchmark” development, regulatory and commercial payments to the DHHS to $40.5 million, lower the sub-licensing fee payable under the DHHS Agreement, extend certain timelines under the DHHS Agreement and increase the minimum annual royalty to $100,000 per year.

The foregoing description of the DHHS Amendment is qualified in its entirety by reference to the redacted version of the DHHS Amendment, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q to be filed for the quarter ended June 30, 2020.

On June 15, 2020, the Company issued a press release announcing the completion of the Merger. A copy of the press release is filed herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of Business Acquired

The Company intends to file the financial statements of Forte Subsidiary, Inc. required by Item 9.01(a) as part of an amendment to this Current Report on Form 8-K not later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(b) Pro Forma Financial Information

The Company intends to file the pro forma financial information required by Item 9.01(b) as part of an amendment to this Current Report on Form 8-K not later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(d) Exhibits

Exhibit

Exhibits Number

3.1	Certificate of Amendment related to the Reverse Stock Split and Name Change, filed June 15, 2020

10.1	Agreement for Termination of Lease and Voluntary Surrender of Premises, dated June 10, 2020, by and between Tocagen, Inc. and ARE-SD Region No. 61, LLC

99.1	Press Release, dated June 15, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Forte Biosciences, Inc.

Date: June 15, 2020	By:	/s/ Paul Wagner
Paul Wagner
Chief Executive Officer